Exhibit 99.1

COLONY NORTHSTAR ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS

Los Angeles, CA and New York, NY, November 9, 2017 - Colony NorthStar, Inc. (NYSE:CLNS) and subsidiaries (collectively, “Colony NorthStar”, or the “Company”) today announced its financial results for the third quarter ended September 30, 2017 and declared a cash dividend of $0.27 per share of Class A and Class B common stock for the fourth quarter of 2017.

Third Quarter 2017 Highlights

•	Net income attributable to common stockholders of $1.7 million, or $0.00 per basic share

•	Core FFO of $193.4 million, or $0.33 per basic share, and FFO of $48.7 million, or $0.08 per basic share

•
The Company announced a definitive agreement to create Colony NorthStar Credit Real Estate, Inc., which will become a leading commercial real estate credit REIT, and will be externally managed by Colony NorthStar and is expected to have approximately $5.5 billion in assets and $3.4 billion in equity value upon closing

•
The Company announced a definitive agreement to sell The Townsend Group for $475 million, from which the Company is expected to receive approximately $379 million in net proceeds for its 84% ownership interest

•	Declared and paid a third quarter 2017 dividend of $0.27 per share of Class A and B common stock

•	Subsequent to the third quarter 2017, declared a fourth quarter dividend of $0.27 per share of Class A and B common stock

•
The Company and its share of affiliates raised approximately $327 million of third-party capital from institutional clients and retail investors for an aggregate $1.7 billion during 2017 through the third quarter

•
The Company completed $578 million of asset monetizations in the third quarter, which included the sale of a portfolio of net lease properties located in Switzerland and the Company’s interest in Colony American Finance, for an aggregate $4.3 billion of gross asset value monetizations in 2017 year-to-date

•	The Company and funds managed by the Company invested and agreed to invest $893 million; the Company invested $307 million and funds managed by the Company invested $586 million

•	The Company has in excess of $1.2 billion of liquidity through cash-on-hand and availability under its revolving credit facility

•
The Company repurchased approximately 4.4 million shares of its Class A common stock for $57 million in the third quarter and another 3.1 million shares for $39 million subsequent to the third quarter 2017 bringing aggregate year-to-date 2017 repurchases to 20.4 million shares for $264 million

•
The Company issued 12.6 million shares of 7.125% Series J cumulative redeemable perpetual preferred stock, generating net proceeds of $305 million, and subsequent to the third quarter 2017, the Company redeemed all of the shares of its 8.875% Series C cumulative redeemable perpetual preferred stock and approximately 7.9 million shares, or 56.3%, of its 8.50% Series B cumulative redeemable perpetual preferred stock

•	Subsequent to the third quarter 2017:

i.
The Company, in partnership with Digital Bridge, committed to its first digital real estate infrastructure investment Andean Tower Partners, which is anticipated to be contributed to a new digital real estate infrastructure third-party capital investment vehicle managed by the Company and Digital Bridge

ii.	The Company agreed to amend and restate its management agreement with NorthStar Realty Europe Corp. (NYSE: NRE) effective January 1, 2018 to better align with NRE stockholders

iii.
David Hamamoto submitted his resignation as a director and vice chairman of the Company effective January 11, 2018, which resignation did not involve a disagreement with the Company or any matter relating to the Company’s operations, policies or practices, and the Board of Directors unanimously approved the appointment of Richard B. Saltzman as a director of the Company concurrently with Mr. Hamamoto’s departure on January 11, 2018

Third Quarter 2017 Financial Results
For the third quarter 2017, Colony NorthStar reported net income attributable to common stockholders of $1.7 million, or $0.00 per basic share. Core FFO was $193.4 million, or $0.33 per basic share, and FFO was $48.7 million, or $0.08 per basic share.

For more information and a reconciliation of net income/(loss) to common stockholders to FFO, Core FFO, NOI and/or EBITDA, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

“In addition to continuing progress on becoming simpler through further streamlining and non-core asset sales, several strategic accomplishments during the quarter demonstrate future areas of emphasis for Colony NorthStar alongside our rapidly growing U.S. industrial platform,” said Richard B. Saltzman, President and Chief Executive Officer. “These include the creation of Colony NorthStar Credit Real Estate, Inc., which is expected to be the second largest U.S. commercial mortgage REIT by equity market capitalization upon closing; our first commitment to a digital real estate infrastructure investment in partnership with Digital Bridge in anticipation of transferring ownership to a new third-party capital investment vehicle; and completing the modification of the NorthStar Realty Europe ("NRE") management agreement in order to better position that company for growth.”

Third Quarter 2017 Operating Results and Investment Activity by Segment
Colony NorthStar holds investment interests in five reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of September 30, 2017, the consolidated healthcare portfolio consisted of 417 properties: 109 medical office properties, 191 senior housing properties, 103 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of September 30, 2017. The healthcare portfolio earns rental and escalation income from leasing space to various healthcare tenants and operators. The leases are for fixed terms of varying length and generally provide for rent and expense reimbursements to be paid in monthly installments. The healthcare portfolio also generates operating income from healthcare properties operated through management agreements with independent third-party operators, predominantly through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007, or RIDEA.

During the third quarter 2017, this segment’s net loss attributable to common stockholders was $(17.2) million, Core FFO was $22.7 million and consolidated NOI was $78.0 million. In the third quarter 2017, healthcare same store portfolio experienced sequential quarter-over-quarter revenue growth of 0.5% and net operating income growth of 0.5%. Over the same period last year, third quarter 2017 same store revenue growth was 2.5% and net operating income declined (0.8)%, primarily attributable to bad debt expense provision taken on an individual tenant in our skilled nursing facilities portfolio and higher wage expense. Healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 417 properties in the sequential quarter-over-quarter and year-over-year comparisons.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Coverage(3)
($ In millions)	Q3 2017	Q3 2017	Q3 2017	Q2 2017	Q3 2017	Q2 2017	6/30/17	3/31/17
Medical Office Buildings	$13.9	$9.8	$13.6	$14.1	83.5%	83.5%	N/A	N/A
Senior Housing - Operating	18.7	13.2	18.7	19.4	87.8%	86.7%	N/A	N/A
Triple-Net Lease:
Senior Housing	14.6	10.4	14.6	14.4	82.3%	83.6%	1.4x	1.5x
Skilled Nursing Facilities	25.5	18.1	25.6	24.4	82.1%	83.4%	1.2x	1.2x
Hospitals	5.3	3.8	5.3	5.1	61.5%	63.4%	3.0x	3.3x
Healthcare Total/W.A.	$78.0	$55.3	$77.8	$77.4	82.9%	83.6%	1.5x	1.6x
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(1)	CLNS OP Share NOI represents third quarter 2017 Consolidated NOI multiplied by CLNS OP’s ownership interest as of September 30, 2017.

(2)	Occupancy % for Senior Housing - Operating represents average during the presented quarter, MOB’s is as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of EBITDAR to cash rent on a trailing twelve month basis.

Asset Dispositions
During the third quarter 2017, the consolidated healthcare portfolio disposed of four non-core medical office buildings totaling approximately 0.1 million square feet and four non-core skilled nursing facilities totaling 374 beds for an aggregate $51 million.

Industrial Real Estate
As of September 30, 2017, the consolidated industrial portfolio consisted of 388 primarily light industrial buildings totaling 44.1 million rentable square feet across 17 major U.S. markets and was 95% leased. The Company’s equity interest in the consolidated Industrial Real Estate segment was approximately 41% as of September 30, 2017. On September 30, 2017, the Company invested $50 million alongside $48 million of new third-party capital. Total third-party capital commitments were in excess of $1 billion compared to cumulative balance sheet contributions of $750 million as of September 30, 2017. The Company continues to own a 100% interest in the related operating platform. The Industrial Real Estate segment is comprised of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting multi-tenant buildings of up to 500,000 square feet and single tenant buildings of up to 250,000 square feet with an office buildout of less than 20%.

During the third quarter 2017, this segment’s net income attributable to common stockholders was $1.6 million, Core FFO was $13.4 million and consolidated NOI was $44.3 million. In the third quarter 2017, industrial same store portfolio experienced a sequential quarter-over-quarter revenue growth of 1.0% and net operating income grew 2.3%. Over the same period last year, third quarter 2017 same store revenue grew by 2.0% and net operating income grew 3.5%. Industrial same store portfolio is defined as buildings in operation throughout the full periods presented under the comparison and included 343 and 312 buildings in the sequential quarter-over-quarter and year-over-year comparisons, respectively.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI	Share NOI (1)	Consolidated NOI		Leased %(2)
($ In millions)	Q3 2017	Q3 2017	Q3 2017	Q2 2017	Q3 2017	Q2 2017
Industrial	$44.3	$18.4	$39.7	$38.8	95.7%	96.1%
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(1)	CLNS OP Share NOI represents third quarter 2017 Consolidated NOI multiplied by CLNS OP’s ownership interest as of September 30, 2017.

(2)	Leased % represents the last day of the presented quarter.

Asset Acquisitions and Dispositions
During the third quarter 2017, the consolidated industrial portfolio acquired 35 industrial buildings totaling approximately 4.9 million square feet for approximately $364 million and disposed on one non-core building totaling approximately 0.1 million square feet for approximately $4 million.

Subsequent to the third quarter 2017, the consolidated industrial portfolio acquired one industrial building totaling approximately 0.1 million square feet for approximately $9 million.

Hospitality Real Estate
As of September 30, 2017, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of September 30, 2017. The hospitality portfolio is geographically diverse, consisting primarily of extended stay hotels and premium branded select service hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio the Company acquired through consensual transfer during the third quarter 2017 is not included in the Hospitality Real Estate segment.

During the third quarter 2017, this segment’s net income attributable to common stockholders was $3.3 million, Core FFO was $42.1 million and consolidated EBITDA was $78.9 million. Over the same period last year, third quarter 2017 hospitality same store portfolio revenue increased 0.6% and EBITDA declined (1.5)%, primarily due to increases in property taxes and wages in addition to one-time hurricane related expenses incurred during the third quarter 2017. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter-over-quarter revenue and EBITDA result comparisons are not meaningful. Hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels in the year-over-year comparison.

The following table presents EBITDA and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNS OP Share					Avg. Daily Rate		RevPAR
	EBITDA (1)	EBITDA(2)	Consolidated EBITDA		Occupancy %(3)		(In dollars)(3)		(In dollars)(3)
($ In millions)	Q3 2017	Q3 2017	Q3 2017	Q3 2016	Q3 2017	Q3 2016	Q3 2017	Q3 2016	Q3 2017	Q3 2016
Marriott	$60.8	$57.3	$60.8	$63.2	76.6%	77.1%	$129	$128	$99	$99
Hilton	13.2	12.5	13.2	12.5	82.6%	82.6%	131	129	108	106
Other	4.9	4.6	4.9	4.4	86.3%	77.2%	139	143	120	111
Total/W.A.	$78.9	$74.4	$78.9	$80.1	78.1%	78.0%	$130	$129	$102	$101
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(1)	Q3 2017 Consolidated EBITDA excludes FF&E reserve amounts of $9.7 million.

(2)	CLNS OP Share EBITDA represents third quarter 2017 Consolidated EBITDA multiplied by CLNS OP’s ownership interest as of September 30, 2017.

(3)	For each metric, data represents average during the presented quarter.

Other Equity and Debt
In addition to the aforementioned real estate equity segments, the Company also holds investments in other real estate equity and debt. These other investments include direct interests and interests held through unconsolidated joint ventures in net lease real estate assets; other real estate equity & debt investments; limited partnership interests in third-party sponsored real estate private equity funds; and multiple classes of commercial real estate (“CRE”) securities. During the third quarter 2017, this segment’s aggregate net income attributable to common stockholders was $103.1 million and Core FFO was $133.5 million.
The following table presents undepreciated carrying value by investment type in the Company’s Other Equity and Debt segment:

	CLNS OP Share
	September 30, 2017
	Undepreciated Carrying Value
($ In millions)	Assets	Equity
Net Lease Real Estate Equity	$796	$349
Other Real Estate Equity	1,926	1,014
Real Estate Debt	2,722	1,955
Real Estate Private Equity Funds and CRE Securities	465	465
Special Situations (NRE, Albertsons and Other GP Co-investments)	246	246
Other Equity and Debt Total	$6,155	$4,029

Other Equity and Debt Segment Asset Acquisitions and Dispositions
During the third quarter 2017, the Company invested and agreed to invest approximately $157 million in other real estate equity and debt investments primarily related to an upsize of a strategic multifamily equity investment.

On July 1, 2017, the Company and certain investment vehicles managed by affiliates of the Company acquired ownership of an approximately $1.3 billion select service hospitality portfolio, or the THL Hotel Portfolio, primarily located across the Southwest and Midwest United States. The acquisition involved 148 hotels and took place through a consensual transfer following a maturity default on our approximately $289 million junior mezzanine loan investment. As a result, the Company consolidated the gross assets and liabilities of the portfolio at fair value, which did not result in the Company recognizing a gain or loss. As of September 30, 2017, the Company's equity ownership in the portfolio was approximately 55% and its share of the undepreciated carrying value of assets and equity were $690 million and $214 million, respectively.

Subsequent to the third quarter 2017, the Company obtained over $1.0 billion of consolidated mortgage debt primarily used to refinance all of the approximately $890 million of assumed debt in the THL Hotel Portfolio. The new mortgage debt, which extends maturity from 2018 to 2022, will facilitate the execution of the strategic value-add plan by providing excess proceeds for capital expenditures.

During the third quarter 2017, the Company sold a portfolio of net lease properties located in Switzerland and its entire interest in Colony American Finance resulting in aggregate net proceeds of $184 million and sold or received payoffs of multiple other real estate debt and equity assets for aggregate net proceeds of $73 million.

Colony NorthStar Credit Real Estate, Inc.
On August 28, 2017, the Company announced that certain subsidiaries had entered into a definitive tri-party agreement under which a select portfolio of the Company’s assets and liabilities will combine with NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and NorthStar Real Estate Income II, Inc. (“NorthStar II”) in an all-stock combination transaction to create a leading commercial real estate credit REIT, which will be externally managed by Colony NorthStar and is expected to have approximately $5.5 billion in assets and $3.4 billion in equity value upon closing.

The transaction is expected to close in the first quarter of 2018, subject to customary closing conditions, including approval by the NorthStar I and NorthStar II stockholders, and is also conditioned upon a successful listing of the Colony NorthStar Credit Real Estate, Inc.’s common stock on a national securities exchange.

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, non-traded and traded real estate investment trusts and registered investment companies. As of September 30, 2017, the Company had $41.7 billion of third-party AUM, which increased from $40.3 billion as of June 30, 2017. The increase in AUM was driven primarily by new investment activity and syndication of the Southern California Class A office building the Company acquired in the second quarter 2017. During the third quarter 2017, this segment’s aggregate net income attributable to common stockholders was $28.5 million and Core FFO was $56.3 million.

Agreement to Sell Townsend
On September 1, 2017, the Company announced that it entered into a definitive agreement to sell The Townsend Group (“Townsend”) to Aon plc for $475 million, subject to certain purchase price adjustments. Net proceeds to affiliates of Colony NorthStar for its 84% ownership interest after transaction and other expenses is estimated to be approximately $379 million. Subject to certain customary and negotiated closing conditions, the deal is expected to close in the fourth quarter 2017 or first quarter 2018.

Digital Real Estate Infrastructure
In October 2017, the Company, in partnership with Digital Bridge, entered into a definitive agreement to invest approximately $200 million in Andean Tower Partners, for continued digital real estate infrastructure investment in the region. The investment is expected to close in the fourth quarter 2017 and upon closing, will be warehoused for an expected contribution to a new digital real estate infrastructure third-party capital investment vehicle managed by the Company and Digital Bridge.

NRE Management Agreement Amendment
On November 9, 2017, the Company agreed to amend and restate its management agreement with NRE effective January 1, 2018. Key terms of the amendment include, among other terms: 1) the restructuring of the base management fee, which will change from a fixed base fee to a variable fee based on EPRA NAV (as defined); 2) modification of the incentive fee, which will change from being based on CAD (as defined) per share to 20% over the excess of the total stockholder return (defined as dividends and stock price appreciation, and subject to a high water mark established when a prior incentive is realized) over a cumulative 10% annual hurdle rate; and 3) reduction of term from an initial 20 year term to a five year term. Under the terms of the amended and restated management agreement, beginning with NRE's 2018 annual stockholder's meeting, the Company will have the right to nominate one director (who is expected to be one of NRE's current directors employed by the Company) to NRE's Board of Directors. In addition, NRE provided the Company with an ownership waiver under NRE’s charter, which allows the Company to purchase up to 45% of NRE’s common stock. In connection with the waiver, the Company agreed that for all matters submitted to a vote of NRE’s stockholders, to the extent the Company owns more than 25% of NRE’s common stock, the Company will vote the excess shares in the same proportion that the remaining NRE shares not owned by the Company are voted. The amendments to NRE’s management agreement and the ownership waiver were approved by a strategic review committee formed earlier this year by NRE's Board of Directors. Please refer to NRE’s Quarterly Report on Form 10-Q and the exhibits thereto for additional details relating to the terms of the amended and restated management agreement and ownership waiver and for a copy of the amended and restated management agreement.

Capital Raising and Investment Activity
During the third quarter 2017, the Company and its share of affiliates raised approximately $327 million of third-party capital from institutional clients and retail investors, including the successful syndication of approximately 90% of the equity, or $148 million, in the Southern California Class A office building the Company acquired in the second quarter 2017.

During the third quarter 2017, institutional funds and retail companies managed by the Company, excluding the industrial open-end fund, invested and agreed to invest approximately $372 million in real estate equity, debt and CRE securities investments.

Assets Under Management (“AUM”)
As of September 30, 2017, the Company had $57 billion of AUM:

($ In billions)	Amount	% of Grand Total

Balance Sheet (CLNS OP Share):
Healthcare	$4.1	7.2%
Industrial	1.2	2.0%
Hospitality	3.9	6.8%
Other Equity and Debt	6.2	10.9%
Balance Sheet Subtotal	15.4	26.9%

Investment Management:
Institutional Funds	10.6	18.6%
Retail Companies	7.0	12.3%
NorthStar Realty Europe (NYSE:NRE)	2.1	3.7%
Townsend (held for sale)	14.8	25.9%
Pro Rata Corporate Investments	7.2	12.6%
Investment Management Subtotal	41.7	73.1%

Grand Total	$57.1	100.0%

Liquidity and Financing
As of November 3, 2017, the Company had in excess of $1.2 billion of liquidity through cash-on-hand and availability under its revolving credit facility.

On September 22, 2017, the Company issued 12.6 million shares of 7.125% Series J cumulative redeemable perpetual preferred stock, generating net proceeds of $305 million, inclusive of 1.6 million shares issued from the over-allotment option exercised by the offering underwriters.

In October 2017, the Company redeemed all of the shares of its 8.875% Series C cumulative redeemable perpetual preferred stock and approximately 7.9 million shares, or 56.3%, of its 8.50% Series B cumulative redeemable perpetual preferred stock.

Common Stock and Operating Company Units
As of November 3, 2017, the Company had approximately 546.3 million shares of Class A and B common stock outstanding and the Company’s operating partnership had approximately 32.3 million operating company units outstanding held by members other than the Company or its subsidiaries.

During the third quarter 2017, the Company repurchased approximately 4.4 million shares of its Class A common stock for $57 million and another approximately 3.1 million shares for $39 million subsequent to the third quarter 2017 resulting in aggregate year-to-date 2017 repurchases of approximately 20.4 million shares for $264 million.

Common and Preferred Dividends
On August 3, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share of Class A and Class B common stock for the third quarter of 2017, which was paid on October 16, 2017 to respective stockholders of record on September 30, 2017. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share, Series C stock - $0.5546875 per share, Series D stock - $0.53125 per share and Series E stock - $0.546875 per share, such dividends to be paid on November 15, 2017 to the respective stockholders of record on November 10, 2017, except where noted below, and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share and Series I stock - $0.446875 per share, such dividends were paid on October 16, 2017 to the respective stockholders of record on October 10, 2017. In October 2017, the Company redeemed approximately 7.9 million shares, or 56.3%, of the Series B cumulative redeemable perpetual preferred stock and all of the Series C cumulative redeemable perpetual preferred stock and paid all accrued cash dividends, in accordance of the terms of the redemption with respect to such securities. The Company intends to pay a cash dividend to stockholders of $0.55911 per share of its newly issued Series J cumulative redeemable perpetual preferred stock on January 16, 2018, for the period from the date of issuance through January 16, 2018.

On November 2, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share of Class A and Class B common stock for the fourth quarter of 2017, which will be paid on or about January 15, 2018 to respective stockholders of record on December 29, 2017. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share, Series D stock - $0.53125 per share and Series E stock - $0.546875 per share, such dividends to be paid on February 15, 2018 to the respective stockholders of record on February 9, 2018 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.55911 per share, such dividends to be paid on January 16, 2018 to the respective stockholders of record on December 29, 2017.

Non-GAAP Financial Measures and Definitions

Assets Under Management (“AUM”)
Refers to assets which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is generally based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at September 30, 2017, while retail companies and NorthStar Realty Europe are presented as of November 3, 2017. AUM further includes a) uncalled capital commitments and b) for corporate investments in affiliates with asset and investment management functions, includes the Company’s pro-rata share assets of each affiliate as presented and calculated by the affiliate. Affiliates include RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations ("FFO") in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

The Company computes core funds from operations ("Core FFO") by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and straight-line rent expense on ground leases; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses and foreign currency remeasurements; (viii) acquisition-related expenses, merger and integration costs; (ix) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (x) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xi) non-real estate depreciation and amortization; (xii) change in fair value of contingent consideration; and (xiii) tax effect on certain of the foregoing adjustments.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to net income as a measure of the Company’s performance.

Net Operating Income (“NOI”) / Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)
NOI for healthcare and industrial segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

EBITDA for the hospitality real estate segment represents net income from continuing operations of that segment excluding the impact of interest expense, income tax expense or benefit, and depreciation and amortization.

The Company believes that NOI and EBITDA are useful measures of operating performance of its respective real estate portfolios as they are more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI and EBITDA exclude historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI and EBITDA provide a measure of operating performance independent of the Company’s capital structure and indebtedness.

However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI and EBITDA. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

European Public Real Estate Association Net Asset Value ("EPRA NAV")
EPRA NAV is a non-GAAP measure used by other European real estate companies. EPRA NAV should not be considered as an alternative to net assets determined in accordance with U.S. GAAP as a measure of NRE’s asset values. EPRA NAV is derived from NRE’s U.S. GAAP balance sheet with adjustments reflecting NRE’s interpretation of the EPRA guidance. As NRE’s entire portfolio is based in Europe, NRE calculates EPRA NAV to compare its balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of NRE’s net asset value. NRE calculates EPRA NAV based on the EPRA best practices recommendations. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide stockholders a measure of fair value of the company’s assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to be realized in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that NRE intends to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based on periodic appraisals. This measure should not be considered as an alternative to measuring NRE’s net assets in accordance with U.S. GAAP.

Cash Available for Distribution ("CAD")
NRE believes CAD provides investors and management with a meaningful indicator of operating performance. The definition of CAD may be adjusted from time to time for NRE's reporting purposes at NRE's discretion, acting through its audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. NRE calculates CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; unrealized gain (loss) on derivatives and other; realized gain (loss) on sales and other

(excluding any realized gain (loss) on foreign currency derivatives); impairment on depreciable property; non-recurring bad debt expense; acquisition gains or losses; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, NRE's methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

Third Quarter 2017 Conference Call
The Company will conduct a conference call to discuss the financial results on Thursday, November 9, 2017 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at http://www.clns.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting November 9, 2017, at 10:00 a.m. PT / 1:00 p.m. ET, through November 16, 2017, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13672210. International callers should dial (412) 317-6671 and enter the same conference ID number.

Supplemental Financial Report
A Third Quarter 2017 Supplemental Financial Report is available on the Company’s website at www.clns.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony NorthStar, Inc.
Colony NorthStar, Inc. (NYSE:CLNS) is a leading global real estate and investment management firm. The Company resulted from the January 2017 merger between Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. The Company has significant property holdings in the healthcare, industrial and hospitality sectors, other equity and debt investments and an embedded institutional and retail investment management business. The Company currently has assets under management of $57 billion and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. In addition, the Company owns NorthStar Securities, LLC, a captive broker-dealer platform which raises capital in the retail market. The firm maintains principal offices in Los Angeles and New York, with more than 500 employees in offices located across 18 cities in ten countries. The Company will elect to be taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.clns.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our failure to achieve anticipated synergies in and benefits of the completed merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., the impact of changes to organizational structure and employee composition, the timing and pace of growth of the Company's Industrial platform, the Company's ability to complete the potential combination transaction to create Colony NorthStar Credit Real Estate, Inc. in the time anticipated or at all, and whether such transaction will result in the strategic benefits we expect, whether the Company will realize any anticipated benefits from the Digital Bridge partnership, the impact of the NRE management agreement modification on NRE's growth, the Company's portfolio composition, Colony NorthStar’s liquidity, including its ability to complete identified monetization transactions and other potential sales of non-core investments, whether Colony NorthStar will be able to maintain its qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony NorthStar’s stock, Colony NorthStar’s ability to maintain inclusion and relative performance on the RMZ, Colony NorthStar’s leverage, including the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony NorthStar’s markets, Colony NorthStar’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony NorthStar’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony NorthStar’s reports filed from time to time with the SEC.

Colony NorthStar cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony NorthStar is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony NorthStar does not intend to do so.

Source: Colony NorthStar, Inc.
Investor Contacts:
Colony NorthStar, Inc.
Darren J. Tangen
Executive Vice President and Chief Financial Officer
310-552-7230
or
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY NORTHSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2017 (Unaudited)	December 31, 2016
Assets
Cash and cash equivalents	$877,928	$376,005
Restricted cash	394,052	111,959
Real estate, net	14,354,541	3,243,631
Loans receivable, net	3,455,902	3,430,608
Investments in unconsolidated ventures ($314,274 and $0 at fair value, respectively)	1,572,592	1,052,995
Securities, at fair value	408,663	23,446
Goodwill	1,828,816	680,127
Deferred leasing costs and intangible assets, net	932,498	278,741
Assets held for sale ($70,455 and $67,033 at fair value, respectively)	1,603,933	292,924
Other assets ($10,829 and $36,101 at fair value, respectively)	470,600	260,585
Due from affiliates	91,239	9,971
Total assets	$25,990,764	$9,760,992
Liabilities
Debt, net	$10,791,975	$3,715,618
Accrued and other liabilities ($216,921 and $5,448 at fair value, respectively)	1,019,816	286,952
Intangible liabilities, net	206,484	19,977
Liabilities related to assets held for sale	328,809	14,296
Due to affiliates ($26,910 and $41,250 at fair value, respectively)	32,384	41,250
Dividends and distributions payable	187,145	65,972
Preferred stock redemptions payable	322,118	—
Total liabilities	12,888,731	4,144,065
Commitments and contingencies
Redeemable noncontrolling interests	108,990	—
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,636,605 and $625,750 liquidation preference, respectively; 250,000 and 50,000 shares authorized, respectively; 65,464 and 25,030 shares issued and outstanding, respectively	1,606,996	607,200
Common stock, $0.01 par value per share
Class A, 949,000 and 658,369 shares authorized; 547,844 and 166,440 shares issued and outstanding (1)	5,479	1,664
Class B, 1,000 shares authorized; 742 and 770 shares issued and outstanding (1)	7	8
Additional paid-in capital	7,947,994	2,443,100
Distributions in excess of earnings	(650,135)	(246,064)
Accumulated other comprehensive income (loss)	25,831	(32,109)
Total stockholders’ equity	8,936,172	2,773,799
Noncontrolling interests in investment entities	3,627,353	2,453,938
Noncontrolling interests in Operating Company	429,518	389,190
Total equity	12,993,043	5,616,927
Total liabilities, redeemable noncontrolling interests and equity	$25,990,764	$9,760,992

__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2017	2016
Revenues
Property operating income	$613,665	$92,505
Interest income	106,479	98,275
Fee income	59,693	17,233
Other income	10,016	4,054
Total revenues	789,853	212,067
Expenses
Property operating expense	332,006	28,903
Interest expense	152,054	42,196
Investment, servicing and commission expense	18,421	5,115
Transaction costs	4,636	6,190
Depreciation and amortization	162,694	43,593
Provision for loan loss	5,116	6,569
Impairment loss	24,073	941
Compensation expense	85,022	29,582
Administrative expenses	26,502	12,891
Total expenses	810,524	175,980
Other income
Gain on sale of real estate assets	72,541	11,151
Other gain (loss), net	(8,822)	4,573
Earnings from investments in unconsolidated ventures	17,447	16,684
Income before income taxes	60,495	68,495
Income tax benefit	10,613	3,409
Net income from continuing operations	71,108	71,904
Income from discontinued operations	1,481	—
Net income	72,589	71,904
Net income attributable to noncontrolling interests:
Redeemable noncontrolling interests	1,678	—
Investment entities	36,906	32,744
Operating Company	97	4,189
Net income attributable to Colony NorthStar, Inc.	33,908	34,971
Preferred stock redemption	(918)	—
Preferred stock dividends	33,176	12,093
Net income attributable to common stockholders	$1,650	$22,878
Basic earnings per share (1)
Net income from continuing operations per basic common share	$0.00	$0.14
Net income per basic common share	$0.00	$0.14
Diluted earnings per share (1)
Net income from continuing operations per diluted common share	$0.00	$0.14
Net income per diluted common share	$0.00	$0.14
Weighted average number of shares (1)
Basic	542,855	164,846
Diluted	542,855	164,846
__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

Three Months Ended September 30, 2017
Net income attributable to common stockholders	$1,650
Adjustments for FFO attributable to common interests in Operating Company:
Net income attributable to noncontrolling common interests in Operating Company	97
Real estate depreciation and amortization	146,026
Impairment write-downs associated with depreciable real estate	19,610
(Gain) loss from sales of depreciable real estate	(72,541)
Less: Net income (loss) attributable to noncontrolling interests in investment entities	(46,160)
FFO attributable to common interests in Operating Company and common stockholders	48,682

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO(1)	50,884
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	9,061
Equity-based compensation expense (2)	41,330
Straight-line rent revenue and straight-line rent expense on ground leases	(8,526)
Change in fair value of contingent consideration	(6,090)
Amortization of acquired above- and below-market lease values	(1,321)
Amortization of deferred financing costs and debt premiums and discounts	20,673
Unrealized fair value gains or losses and foreign currency remeasurements	8,745
Acquisition and merger-related transaction costs	7,121
Merger integration costs (3)	7,729
Preferred shares redemption gain	(918)
Amortization and impairment of investment management intangibles	14,677
Non-real estate depreciation and amortization	5,527
Gain on remeasurement of consolidated investment entities and the effect of amortization thereof	4,700
Tax (benefit) expense, net (4)	(5,877)
Less: Adjustments attributable to noncontrolling interests in investment entities	(3,046)
Core FFO attributable to common interests in Operating Company and common stockholders	$193,351

FFO per common share / common OP unit (5)	$0.08
FFO per common share / common OP unit—diluted (6)	$0.08
Core FFO per common share / common OP unit (5)	$0.33
Core FFO per common share / common OP unit—diluted (6)	$0.32
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (5)	584,057
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (5)(6)	584,057
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (5)(6)	622,296
__________

(1)
Net of $21.8 million of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony Capital, Inc. prior to its internalization of the manager.

(2)	Includes $30.3 million of replacement award amortization.

(3)
Merger integration costs represent costs and charges incurred during the integration of Colony, NSAM and NRF. These integration costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration. The majority of integration costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)	Adjustment represents the impact of taxes on amortization and impairment of investment management intangibles assumed in business combinations.

(5)
Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares. As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

(6)
For the three months ended September 30, 2017, included in the calculation of diluted Core FFO per share is the effect of adding back $7.1 million of interest expense associated with convertible senior notes and 38.2 million weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. Such interest expense and weighted average dilutive common share equivalents are excluded for the calculation of diluted FFO as the effect would be antidilutive.

COLONY NORTHSTAR, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI/EBITDA

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI or EBITDA and (2) a reconciliation of such segments net income (loss) for the three months ended September 30, 2017 to NOI or EBITDA:

NOI and EBITDA were determined as follows:

	Three Months Ended September 30, 2017
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$157,732	$63,410	$221,987
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(6,513)	(2,011)	(3)
Interest income	—	(165)	—
Property operating expenses (1)	(73,217)	(16,620)	(143,042)
Compensation expense (1)	—	(336)	—
NOI or EBITDA	$78,002	$44,278	$78,942
_________

(1)
For healthcare and hospitality, property operating expenses includes property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

The following table presents a reconciliation of net income (loss) from continuing operations of the healthcare, industrial and hospitality segments to NOI or EBITDA of the respective segments.

	Three Months Ended September 30, 2017
(In thousands)	Healthcare	Industrial	Hospitality
Net income (loss) from continuing operations	$(22,318)	$5,775	$4,169
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(6,513)	(2,011)	(3)
Interest income	—	(165)	—
Interest expense	48,586	8,803	35,351
Transaction, investment and servicing costs	4,631	7	1,784
Depreciation and amortization	44,646	29,010	34,549
Provision for loan losses	1,588	—	—
Impairment loss	8,250	44	—
Compensation and administrative expense	1,511	2,833	1,681
Other (gain) loss, net	(1,971)	—	149
Earnings from investments in unconsolidated ventures	—	(34)	—
Income tax (benefit) expense	(408)	16	1,262
NOI or EBITDA	$78,002	$44,278	$78,942

The following table summarizes Q3 2017 net income (loss) from continuing operations by segment:

(In thousands)	Net income (Loss) From Continuing Operations
Healthcare	$(22,318)
Industrial	5,775
Hospitality	4,169
Other Equity and Debt	145,077
Investment Management	30,723
Amounts Not Allocated to Segments	(92,318)
Total Consolidated	$71,108